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ShengdaTech Provides Guidance for Fiscal 2007

TAIAN CITY, Shandong Province, China, - June 15, 2007 - ShengdaTech Inc. (“ShengdaTech”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal-based chemical products in the People’s Republic of China (“PRC”), today announced its guidance for the year ending December 31, 2007.

For fiscal year 2007, ShengdaTech expects to generate revenue of $96 - $98 million, up 32.2% to 35.0% from $72.6 million in 2006. The company expects net income to increase approximately 31.2% to 36.9% to $23.0 - $24.4 million for earnings per share of $0.43 to $0.45. The company also expects margins to improve throughout the rest of the year as its higher margin NPCC segment contributes a greater percentage of overall revenue.

“We are very pleased with the progress we have made to date and expect continued growth going forward,” commented Mr. Xiangzhi Chen, CEO of ShengdaTech. “We continue to operate at full capacity in both of our factories and will have an additional 40,000 metric tons of NPCC capacity in Xi’an City online this month. We also expect to increase NPCC capacity by an additional 60,000 metric tons by the end of 2007.”

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling a variety of nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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